EXHIBIT 6 6K JULY 2004

                              WEALTH MINERALS LTD.
                         QUARTERLY AND YEAR END REPORT
                                BC FORM 51-901F
================================================================================


                 SCHEDULE C- MANAGEMENT DISCUSSION AND ANALYSIS

MAY 31, 2004

OVERVIEW

This Management Discussion & Analysis summarizes the activities and results of operations of the Company for the six-month period ended May 31, 2004, subsequent activity up to July 28, 2004. The following discussion and analysis should be read in conjunction with the annual audited consolidated financial statements and notes thereto for the year ended November 30, 2003, as well as the accompanying unaudited consolidated financial statements for the six-month period ended May 31, 2004.

The  forward-looking  information  in the  Management  Discussion  and  Analysis section is based on the conclusions of management. The Company cautions that due to risks and uncertainties, actual events may differ materially from current expectations. With respect to the Company's operations, actual events may differ from current expectations due to economic conditions, new opportunities, changing budget priorities of the company and other factors.

Additional information related to the Company is available for view on SEDAR at www.sedar.com.


Description of Business:

Wealth Minerals Ltd. is a public company engaged in the acquisition and exploration of mineral properties. The Company does not currently own or have any interest in any producing mineral property interest. Annual losses are expected to continue until the Company has an interest in a mineral property that produces revenues. The Company is a reporting issuer in British Columbia and the United States, and trades on the TSX Venture Exchange ("TSX-V") under the symbol "WML", and in the United States on the OTCBB under the symbol "WMLLF".

The Company maintains its head office in Vancouver, Canada. There are no field offices or subsidiary offices.

For the past two years the Company has focused on properties in the United States. As at the end of this quarter, the Company had entered into an agreement to acquire a mineral property interest in Peru. The recoverability of amounts shown for mineral properties and exploration costs is dependent upon the discovery of economically recoverable reserves, maintaining the mining licenses in good standing with government agencies, the stability of the socio-political environment in the jurisdictions which the Company operates, the ability of the Company to obtain necessary financing to complete the development, the future profitable production or proceeds from the disposition of mining properties, and the Company's ability to satisfy its commitment obligations.

The Company's policy is to expense all net costs related to the acquisition and exploration of its mineral properties. The Company evaluates each property on the completion of each exploration program conducted on the property and determines whether or not it will continue to hold, further explore the property, sell or abandon the property.

On December 8, 2003, the Company's shareholders, at the Extraordinary and Special Meeting of Shareholders, voted in favour of a name change to "Wealth Minerals Ltd." and approved a share consolidation on the basis of four old shares for one new share. The consolidation and name change were effective January 14, 2004.


MINERAL PROPERTIES:

AMATA PROJECT, PERU

THE COMPANY CAN ACQUIRE 100% OF A PRIVATE PERUVIAN COMPANY'S 70% INTEREST IN THE AMATA PROJECT BY ISSUING 200,000 COMMON SHARES WITHIN 10 DAYS OF THE TSX APPROVAL DATE, 200,000 COMMON SHARES ONE YEAR AFTER CLOSING, AND PAY $100,000 UPON CLOSING (PAID MAY 28, 2004). AS OF THE DATE OF THIS REPORT, NO SHARES HAD BEEN ISSUED. THE AMATA PROJECT CONSISTS OF 10,300 HECTARES IN THE COALUQUE DISTRICT IN MOQUEGUA, PERU. THE PROJECT HOSTS POTENTIAL COPPER-GOLD-SILVER MINERALIZATION AND WAS THE SUBJECT OF A 15 HOLE DRILL PROGRAM CONDUCTED BY RIO TINTO IN 2002/2003. THE COMPANY PLANS TO RE-COMPILE HISTORICAL DATA AND INITIATE A GEOLOGICAL SAMPLING AND MAPPING PROGRAM.


WHISKY CANYON PROJECT, NEVADA, USA

THE COMPANY HAS MAINTAINED ITS OBLIGATIONS IN THE WHISKY CANYON PROJECT IN NEVADA THROUGH THE END OF THE CURRENT QUARTER. THE LEWIS PROPERTY CONSISTS OF THE 100% OWNED BET 1-23 CLAIMS COVERING 450 ACRES AND THE BETTY O'NEAL CLAIMS, CURRENTLY UNDER OPTION, COVERS 330 ACRES. THESE ACREAGES ARE ALL WITHIN THE WHISKY CANYON AREA. THE COMPANY HAS OBTAINED MAPS, GEOLOGICAL SURVEYS AND HISTORICAL ASSAY INFORMATION ABOUT THE PROPERTIES. AS A RESULT, THE COMPANY IS ASSESSING JOINT VENTURE OPPORTUNITIES.

DURING 2002, THE COMPANY PAID US$7,500 AGAINST A PROPERTY PAYMENT OF US$15,000 DUE ON JULY 9, 2002 IN RESPECT OF THE BETTY O'NEAL CLAIMS. THE COMPANY REACHED AN AGREEMENT WITH THE PROPERTY OWNER OF THE BETTY O'NEAL CLAIMS TO DEFER THE BALANCE OF THE PROPERTY PAYMENT DUE BEING US$7,500 UNTIL FEBRUARY 8, 2003, AND IT WAS PAID AT THAT TIME. IN JUNE 2003, THE COMPANY AMENDED ITS LEASE AGREEMENT FOR THE CURRENT YEAR WHEREBY US$9,000 WAS PAID AT THAT TIME, TO BE FOLLOWED BY US$9,000 DUE (AND PAID) JANUARY 1, 2004. A FURTHER US$25,000 DUE JULY 9, 2004 WAS NOT MADE AT THAT TIME AND THE COMPANY TERMINATED ITS INTENT TO EARN AN INTEREST IN THE CLAIMS. THE BET 1-23 CLAIMS WILL CONTINUE TO BE MAINTAINED AND EXPLORED.

Analysis of operating results:

THE NET LOSS FOR THE SIX-MONTH PERIOD ENDED MAY 31, 2004 WAS $356,720 OR $0.10 PER SHARE IN COMPARISON WITH A LOSS OF $130,980 OR $0.07 PER SHARE FOR THE PRIOR YEAR'S COMPARATIVE PERIOD. THE LARGEST COMPONENTS ARE EXPLORATION COSTS OF $152,478 (2003 - $11,250), CONSULTING FEES OF $53,616 (2003 - $48,600), AND
PROFESSIONAL FEES OF $36,122 (2003- $21,359).

THE CURRENT PERIOD'S EXPLORATION COST INCLUDES $136,580 (US$100,000) PAID IN RESPECT OF THE AMATA PROJECT IN PERU). CONSULTING FEES INCLUDE $30,000 (2003 - $30,000) PAID TO THE PRESIDENT OF THE COMPANY. DURING ALL PERIODS PRESENTED, THE PRESIDENT COMMITTED 100% OF HIS TIME TO THE AFFAIRS OF THE COMPANY. HE IS RESPONSIBLE FOR DAY TO DAY MANAGEMENT OF ALL ACTIVITIES IN THE COMPANY, INCLUDING OVERALL CORPORATE DEVELOPMENT, MANAGING PROPERTY EXPLORATION, INVESTIGATION OF NEW MINERAL PROPERTIES, AND FINANCINGS. CONSULTING FEES OF $23,616 (2003 - $18,600) WERE CHARGED BY OTHER INDIVIDUALS, ALL AT ARMS LENGTH TO THE COMPANY, FOR SERVICES RELATED TO GENERAL CORPORATE DEVELOPMENT AND ADMINISTRATION. PROFESSIONAL FEES INCLUDE LEGAL, REGULATORY, ACCOUNTING AND AUDIT WORK. THE COMPANY DOES NOT HAVE ANY AGREEMENT IN PLACE IN RESPECT OF INVESTOR RELATIONS. SHAREHOLDER COMMUNICATIONS OF $3.346 (2003 - $4,159) ARE COSTS INCURRED PRIMARILY BY THE PRESIDENT IN THE DUE COURSE OF BUSINESS.


TRANSACTIONS WITH RELATED PARTIES:

      a) The Company paid $30,000 (2003 - $30,000) in consulting fees to a company controlled by a director.

      b) The Company received $5,350 (2003 - $ nil) as a repayment for an unsecured short term advance to a company controlled by a director.

      c) Rent of $3,996 (2003 - $ nil) was paid to a company controlled by a director.

      Amounts due to affiliated company are unsecured, non-interest bearing, with no fixed terms of repayment.

All transactions with related parties were recorded at fair market value.

Please refer to Schedule B for private placement transactions undertaken by related parties.


SUBSEQUENT EVENTS:

In June 2004 the Company received all subscriptions receivable as at May 31, 2004 in the amount of $136,300.

On July 15, 2004 the TSX Venture Exchange accepted for expedited filing the agreement between the Company and Carlos Ballon whereby the Company may acquire a 70% interest in the Amata Project in Southern Peru, for consideration of 400,000 shares and $100,000. The Company had announced the signing of the agreement on July 6, 2004.

As noted above, on July 9, 2004 the Company terminated its interest in the Betty O'Neal claims.

Financings, Principle Purposes and Milestones:

DURING THE PERIOD, THE COMPANY ISSUED A TOTAL OF 6,544,083 COMMON SHARES, COMPRISED OF 6,459,500 SHARES FOR TOTAL CASH CONSIDERATION OF $2,600,400, AND 84,583 SHARES ISSUED IN SETTLEMENT OF DEBTS PAYABLE IN THE AMOUNT OF $20,300. WITHIN THE TOTAL CASH CONSIDERATION, THREE PRIVATE PLACEMENTS WERE COMPLETED DURING THE QUARTER, RAISING PROCEEDS OF $2,499,000. THE FUNDS WERE RAISED FOR THE ACQUISITION AND EXPLORATION OF NEW PROPERTIES AND TO MAINTAIN OBLIGATIONS AND FUND EXPLORATION ON THE BET 1-23 CLAIMS IN THE WHISKY CANYON PROJECT, NEVADA, AND TO PROVIDE GENERAL WORKING CAPITAL.


Liquidity and Solvency:

AS AT MAY 31, 2004, THE COMPANY HAD WORKING CAPITAL OF $2,324,051 INCLUDING CASH ON HAND OF $2,206,324. THE COMPANY IS NOW WELL FINANCED AND HAS SUFFICIENT FUNDS FOR WORKING CAPITAL AND LIMITED EXPLORATION PROGRAMS FOR THE NEXT 12 MONTHS. DURING THE PERIOD, MANAGEMENT ALSO IMPROVED ITS BALANCE SHEET BY COMPLETING A SHARE CONSOLIDATION ON JANUARY 14, 2004, ON THE BASIS OF ONE NEW SHARE FOR FOUR OLD SHARES. ALSO, APPROXIMATELY $1,700,000 COULD BE RAISED BY THE EXERCISE OF ALL OUTSTANDING WARRANTS AND OPTIONS.

                            TRIBAND ENTERPRISE CORP.
                          QUARTERLY AND YEAREND REPORT
                                BC FORM 51-901F
                     SCHEDULE B - SUPPLEMENTARY INFORMATION
                                  MAY 31, 2004
--------------------------------------------------------------------------------

(1)   ANALYSIS OF EXPENSES AND DEFERRED COSTS:

      During the period ended May 31, 2004, the Company incurred exploration costs of $ 152,478 (2003: $11,250).

                                                               2004       2003
                                                               ----       ----

      Amata Project, Peru:   Acquisition payment             136,580

      Betty O'neal claims,
      Nevada:                Claim fees                        3,663          -
                             Insurance                             0          -
                             Property option
                             payments                         12,235     11,250
                             Consulting
                                                           ---------------------
                                                             152,478     11,250
                                                           =====================

      Refer to Note 4 to the annual audited consolidated financial statements and note 7 to the accompanying interim consolidated financial statements.

      RELATED PARTY

(2)   TRANSACTIONS:

      a) The Company paid $30,000 (2003 - $30,000) for consulting fees to a company controlled by a director.

      b)    During the period, $5,350 (2003 - $ nil) was repaid to the Company.

      c) Rent of $3,996 (2003 - $ nil) was paid to a Company controlled by a director.

      c) Shares for debt settlement (see 3a below) included related parties as follows:

                      Kathleen Martin - Corporate consultant, received 10,417 shares in settlement of debts of $2,500.
                      Jerry Pogue - Director, received 8,333 shares in settlement of debts of $2,000.
                      Gary Freeman - Director, received 20,000 shares in settlement of debts of $4,800.

      d) Private placements (see 3a below) included related parties as follows:

                      G.F. Consulting Corp. - purchased 100,000 units at $0.24. Gary Freeman - purchased 200,000 units at $0.24.
                      Jerry Pogue. - purchased 300,000 units at $0.24.
                      G.F. Consulting Corp. - purchased 150,000 units at $0.27. Amergold Investments Inc. - purchased 200,000 units at $0.54
                      Gil Atzmon - purchased 15,000 uits at $0.54

(3A)  SUMMARY OF SECURITIES ISSUED DURING THE PERIOD:

       Date         Type       Type of Issue               Number   Price         Proceeds
       ----         ----       -------------               ------   -----         --------


      2/9/04       Shares      Debt settlement             84,583    $0.240   $    20,300
      2/23/04      Shares      Private placement          850,000    $0.240   $   204,000
      2/23/04     Warrants     Private placement          425,000    $0.350    upon exercise
      3/15/04      Shares      Private placement        2,500,000    $0.270   $   675,000
      3/15/04     Warrants     Private placement        1,250,000    $0.350    upon exercise
      3/15/04      Shares      Exrcise of warrants         25,000    $0.600   $    15,000
      3/31/04      Shares      Exrcise of warrants         25,000    $0.600   $    15,000
      5/19/04      Shares      Private placement        3,000,000    $0.540   $ 1,620,000
      5/19/04     Warrants     Private placement        1,500,000    $0.800    upon exercise
      5/31/04      Shares      Exrcise of warrants         59,500    $1.200   $    71,400
                                                                              --------------

(3B)  SUMMARY OF OPTIONS GRANTED DURING THE PERIOD:

      Date Granted    Number         Optionee             Price   Expiry Date
      ------------    ------         --------             -----   -----------

        1/29/04       35,000       Gary Freeman           $0.25     1/29/09
        1/29/04       25,000       Jerry Pogue            $0.25     1/29/09
        1/29/04       20,000     Michael Bartlett         $0.25     1/29/09
        1/29/04       20,000        Gil Atzmon            $0.25     1/29/09
        1/29/04       20,000   St. Andrews Finance, Ltd.  $0.25     1/29/09
                    --------
                     120,000
                    ========

(4)   SUMMARY OF SECURITIES AS AT THE END OF THE PERIOD:

      A) AUTHORIZED SHARE
      CAPITAL: Unlimited number of Common Shares without par value
                             Unlimited number of Preferred Shares,
                             issuable in series

      B) ISSUED SHARE
      CAPITAL:               8,693,642 Common Shares ($7,616,216 recorded value)

      C) OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES OUTSTANDING:

                                                Expiry    Recorded
          Security       Number        Price      Date      Value
          --------       ------        -----      ----      -----

          Options        35,000        $0.250    2/27/07     Nil
          Options        43,750        $0.250    2/24/08     Nil
          Options       120,000        $0.250    1/29/09   $20,160

          Warrants      115,917        $1.200    6/5/04      Nil
          Warrants       37,500        $0.600    12/3/04     Nil
          Warrants      225,000        $0.420   11/27/05     Nil
          Warrants      400,000        $0.350    8/26/05     Nil
          Warrants     1,250,000       $0.350    3/15/06     Nil
          Warrants     1,500,000       $0.800    5/14/06     Nil

      Also refer to Note 5 to the accompanying unaudited consolidated financial statements.

      D) SHARES SUBJECT TO POOLING OR ESCROW AGREEMENTS:          Nil

(5)   LIST OF DIRECTORS AND OFFICERS AT END OF THE PERIOD:

      Gary R. Freeman, Director and President
      Jerry G. Pogue, Director
      Michael L. Bartlett, Director
      Gil Atzmon, Director, Secretary